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EXHIBIT 3

                            CERTIFICATE OF CORRECTION
                         OF CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                               BIKERS DREAM, INC.


Donald Duffy and Anne Todd certify that:

        1. They are the chief executive officer and secretary, respectively, of Bikers Dream, Inc., a California corporation.

        2. The instrument being corrected is titled "Certificate of Amendment of Articles of Incorporation of Bikers Dream, Inc." (the "Certificate of Amendment") and the instrument was filed with the Secretary of State of the State of California on June 21, 1996.

        3. Section B of the Certificate of Amendment is corrected to read in its entirety as follows:

               Article Four of the Articles of Incorporation of this corporation is amended to read in its entirety as follows:

               "This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock." These classes are referred to in these Articles as Common Stock or Common Shares, or as Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock is 25,000,000, and the total number of shares of Preferred Stock is 10,000,000, of which thirty (30) are to be designated Series A Preferred Stock, no par value ("Series A Preferred Stock") and the remainder of which shall be undesignated.

               The undesignated Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

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               The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock or the holders thereof are as follows:

               Series A Preferred Stock shall have preference on liquidation, dissolution, or winding up of the assets of the corporation equal to the sum paid therefor, which is $175,000 per share, before any payment of any amount for, or the distribution of assets to, the holders of Common Stock in connection with the liquidation, dissolution, or winding up.

               Each share of Series A Preferred Stock shall be entitled to an annual dividend of shares of Common Stock. The stock dividend will be paid each year on the anniversary date of issuance of the Series A Preferred Stock. No dividend may be paid on Common Stock at any time that the corporation is in arrears on payment of dividends on Series A Preferred Stock. The number of shares of Common Stock issuable as a stock dividend will be the product of
               (i) 10% of the sum paid for the Series A Preferred Stock (which 10% fraction equals $17,500), divided by (ii) the closing bid price of the Common Stock as quoted by the NASD on the date of declaration. No dividend will be earned or paid on any share of Preferred Stock in any year in which such share of Preferred Stock is converted.

               Each share of Series A Preferred Stock shall be convertible at the option of the holder, at an initial conversion price of $2.50 per share (subject to adjustment as provided below) (as so adjusted, the "Conversion Price"), into shares of Common Stock at any time after a registration statement registering the Common Stock into which the Preferred Shares are convertible has been filed and declared effective with the Securities and Exchange Commission. Upon conversion, the holder of Series A Preferred Stock shall be entitled to receive the number of shares of Common Stock determined by dividing $175,000 by the Conversion Price.

               Shares of Series A Preferred Stock will automatically be converted after the registration statement becomes effective if
               (a) the average closing price of the Common Stock is $5.00 per share or greater for ten (10) consecutive trading days or (b) after July 6, 1999, whichever comes first. The corporation must provide the holders of Preferred Stock with written notice within ten (10) business days of the conversion of the Series A Preferred Stock.


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               If the holder of the Series A Preferred Stock exercises the conversion privilege, the Conversion Price will be 75 percent of the greater of (a) the average of the closing bid price for the Common Stock for the ten (10) trading days immediately preceding receipt by this corporation of notice to convert or (b) the closing bid price on the day immediately preceding receipt of notice to convert, provided however, that in no event shall the conversion price be less than $1.50 per share or greater than $2.50 per share."

        4. This certificate of correction is filed to correct misstatements of fact in the amendment being corrected. The amendment, as corrected, conforms to the amendment approved by the board of directors and shareholders.



                                                   /s/ Donald Duffy
                                                   ------------------------
                                                   Donald Duffy



                                                   /s/ Anne Todd
                                                   ------------------------
                                                   Anne Todd

        The undersigned declare under penalty of perjury that the statements contained in the foregoing certificate are true and correct of their own knowledge and that this declaration was executed on July __, 1997.



                                                   /s/ Donald Duffy
                                                   ------------------------
                                                   Donald Duffy



                                                   /s/ Anne Todd
                                                   ------------------------
                                                   Anne Todd




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